[VIRCHOW, KRAUSE & COMPANY, LLP LETTERHEAD]





 Consent of Virchow, Krause & Company, LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-11) and related Prospectus of Charthouse Suites Vacation Ownership Inc. for the registration of 150 of its Charthouse Suites Vacation interests and to the incorporation by reference therein of our report dated January 20, 1997, with respect to the statements of operating revenues and certain expenses of Chart House Suites included in its Proxy Statement, Appendix F-1 for the years ended
November 30, 1996, 1995, and 1994 filed with the Securities and Exchange Commission.


                              VIRCHOW, KRAUSE & COMPANY, LLP


                              /s/ Virchow, Krause & Company, LLP

Waukesha, Wisconsin
July 29, 1997